Exhibit 4.4
TELEFONAKTIEBOLAGET L.M. ERICSSON
and
STMICROELECTRONICS N.V.

FRAMEWORK AGREEMENT
relating to the establishment of a joint venture

Slaughter and May
One Bunhill Row
London, EC1Y 8YY
(JCXT/MJMC/RAWS)
TP082320055

THIS AGREEMENT is made on 19 August 2008 between:
(1)	TELEFONAKTIEBOLAGET L.M. ERICSSON, a company incorporated in Sweden with registered number 556016-0680 and its registered office at 164 83 Stockholm, Sweden (“Ericsson”); and

(2)	STMICROELECTRONICS N.V., a public company with limited liability incorporated in the Netherlands with corporate seat in Amsterdam and address at WTC Schiphol Airport, Schiphol Boulevard 265, 1118 BH Schiphol Airport, Amsterdam, the Netherlands (“ST”),
(the “Parties”).
WHEREAS:
(A)	The Parties have engaged in in-depth discussions concerning the establishment of a joint venture (the “Joint Venture”) in order to combine their respective wireless platform solution businesses and to record the basis of their mutual understandings and intentions with respect to such a proposed joint venture.

(B)	The Joint Venture will have the objective of becoming a long-term, world-leading, profitable provider of wireless platform solutions based on technology leadership in 2G, 3G, future cellular standards and multimedia. The Joint Venture will have a wide portfolio of connectivity products to provide a competitive total platform offering and will operate as a “fabless” semiconductor vendor.

(C)	The Joint Venture will be conducted through the medium of two companies to be incorporated for that purpose, one of which (“JVD”) will initially be owned and controlled as to 50% plus one share by Ericsson (and consolidated accordingly) and 50% minus one share by ST and the other of which (“JVS”) will initially be owned and controlled as to 50% plus one share by ST (and consolidated accordingly) and 50% minus one share by Ericsson.

(D)	Within the Joint Venture, JVD will be responsible for the development of the 3G cellular modem technology inherited from Ericsson, and its evolution. JVD will act as service centre to JVS and Ericsson.

(E)	JVS will be responsible for the other operations of the Joint Venture. JVS’s scope will include the full commercial operation of the Joint Venture, namely sales, marketing, supply and the full product responsibility, including product development activities and industrial implementation of modem technologies developed by JVD. All R&D activities not contained in JVD will be contained in JVS. JVS’s responsibility will be to ensure the commercial success of the Joint Venture by addressing customer requirements and ensuring that the Joint Venture continuously has a competitive product offering within the scope of the Joint Venture.

(F)	The Parties share a commitment to the long term success of the Joint Venture and each recognises both the important contributions that they can make to the Joint Venture and the value to the Joint Venture of the current and ongoing relationships that the Joint Venture will have with its parent companies.

(G)	The Agreed Form Documents govern principally the continuing relationship between the Parties as shareholders of and in relation to JVS and JVD.

(H)	The Term Sheets are intended to form the basis for definitive agreements to be finalised and designated as Agreed Form Documents before Completion but are binding in the absence of such definitive agreements.

(I)	The Parties recognise that this Agreement cannot regulate for every possible future circumstance (whether foreseeable or unforeseeable) and that the appropriate way to deal with these future circumstances will need to be determined by them in a reasonable manner.

(J)	Each of the Parties enters into this Agreement in consideration of the other Party entering into this Agreement and accepting the obligations contained in it.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1. INTERPRETATION AND PRELIMINARY
1.1	In this Agreement, the following expressions have the meanings ascribed to them hereunder and cognate expressions have corresponding meanings:

“Accounts Receivable”	means the book debts, notes receivable and other rights to payment arising from the operation of the Ericsson Business or the ST Business, other than as between those members of the ST Group which are being transferred at Completion, or between those members of the Ericsson Group which are being transferred at Completion;

“Acquired Rights Directive”	means the Acquired Rights Directive 2001/23/EC of 12th March 2001;

“Acquirors”	means one or more wholly-owned subsidiaries of JVS or JVD designated by ST or Ericsson (as the case may be) as an acquiror;

“Affiliate”	in relation to Ericsson, means Members of the Ericsson Group and in relation to ST, means Members of the ST Group;

“Agreed Exchange Rate”	means USD 1.57 for EUR 1.00;

“Agreed Form Documents”	means the documents and agreements in the agreed form specified in Schedule 1 (Agreed Form Documents), and any other document or agreement designated as such by agreement in writing between the Parties, collectively or individually as the context may require;

“Agreement”	means this document together with its Schedules;

“Benefit Plans”	means any benefit arrangement, plan or scheme provided by a Member of the ST Group or Member of the Ericsson Group, as applicable, that provides or contingently provides compensation or remuneration in any form including, without limitation, profit sharing, stock option, share option, other stock or share related rights, other forms of incentive or deferred compensation, incentive plans, bonus plans or arrangements, golden parachute arrangements or agreements, change of control agreement or arrangements, severance pay, disability arrangements, insurance coverage benefits or employee assistance programmes but excluding Pension Arrangements;

“Business Assets”	means the Ericsson Business Assets and/or, as the context may require, the ST Business Assets;

“Business Day”	means any day other than a Saturday, Sunday or public holiday in Stockholm or Geneva;

“Cash”	means cash in hand, cash in transit, cash at bank and any other cash equivalents;

“Cash Consideration”	means USD 700 million as adjusted pursuant to Clause 7.6;

“Closing Agreement”	means the Closing and Amendment Agreement relating to the Falcon Sale and Contribution Agreement between ST and NXP B.V.;

“Completion”	means completion of this Agreement in accordance with Clause 10 (Completion);

“Completion Assets”	means any item of economic value to JVS (to the extent not funding a liability being transferred on a Fully Funded Basis or an ST Transferred Liability) of the ST Business that ST transfers to the JVS under Clauses 7.3(A)(i) and 7.3(A)(ii) of this Agreement including but not limited to cash (to the extent not extracted), goodwill, patents, trademarks, inventories, property, plant, equipment, equity investments and deferred tax assets but excluding the ST Excluded Assets (other than cash to the extent not extracted prior to transfer);

“Completion Asset Amount”	means, in relation to the ST Business, the aggregate book value of the Completion Assets of the ST

Business as stated in the Completion Asset Statement stated net of the ST Transferred Liabilities plus the aggregate book value of the Ericsson Accrued Vacation/Bonus Liabilities;

“Completion Asset Statement”	means the statement of the book values of the Completion Assets of the ST Business and of the ST Transferred Liabilities to be prepared pursuant to Clause 7.8(B);

“Completion Businesses”	means the Ericsson Business and the ST Business, the transfer of which completes on the Completion Date and “Completion Businesses” shall be construed accordingly;

“Completion Date”	means either the later of (i) the day that falls one day after the NXP Sale occurs; and (ii) the day that falls one month after the Conditions Precedent are fulfilled; or (iii) such other date as the parties agree;

“Conditions Precedent”	means the conditions specified in Schedule 2 (Conditions Precedent), collectively or individually as the context may require;

“Connected Dispute”	means a Dispute which is referred to arbitration pursuant to this Agreement after an Existing Dispute has already been referred to arbitration pursuant to this Agreement;

“Consolidation Notice”	means a notice in writing pursuant to Clause 3 of Schedule 4 (Arbitration) or requesting pursuant to Clause 4 of Schedule 4 (Arbitration) that a Connected Dispute and an Existing Dispute shall be resolved in a single arbitral proceeding;

“Consolidation Order”	means an order by an arbitral tribunal that an Existing Dispute and a Connected Dispute be resolved in the same arbitral proceedings;

“Continuing Party”	has the meaning given to it in the Shareholders’ Agreement;

“Delayed Completion”	has the meaning given to it in Clause 11.3;

“Dispute”	means any justiciable dispute, controversy or claim arising out of or in connection with any Transaction Document or any other agreement or arrangement in connection with the subject matter of any of the same, or the breach, termination or validity thereof;

“Employees”	means the Ericsson Employees and the ST Employees;

“Ericsson Accounting Principles”	has the meaning given to it in the Shareholders’ Agreement;

“Ericsson Accrued Vacation/Bonus Liabilities”	means the accrued entitlements of the Ericsson Employees to bonus payments and salary in lieu of vacation as at the Completion Date, as calculated in accordance with the Ericsson Accounting Principles and as set out in the Ericsson Completion Liability Statement;

“Ericsson Assumed Liabilities”	means any Liabilities arising in connection with the carrying on of the Ericsson Business after the Completion Date, the Ericsson IP Liabilities, Ericsson Accrued Vacation/Bonus Liabilities, purchase orders made and not fulfilled prior to Completion and any other Liabilities for which the JV Companies or the Acquirors are expressed to assume liability or responsibility (whether pursuant to this Agreement, the Transaction Documents or any other arrangements), but shall not include the Excluded Liabilities and any other Liabilities for which Ericsson or, as the case may be, any Member of the Ericsson Group, is expressed to remain liable (whether pursuant to this Agreement, the Transaction Documents or any other arrangements);

“Ericsson Business”	means the business described in Part 2 of Schedule 11 (Businesses);

“Ericsson Business Assets”	means the Ericsson JVD Business Assets and the Ericsson JVS Business Assets;

“Ericsson Business Contracts”	means the customer and supply contracts which relate exclusively to the Ericsson Business;

“Ericsson Cash Contribution”	means USD 1.1 billion (of which it is anticipated that after transfer of the Cash Consideration to ST in accordance with Clause 7 the remaining amount shall remain in or be transferred to JVS);

“Ericsson Completion Liability Statement”	means the statement of the Ericsson Accrued Vacation/Bonus Liabilities to be prepared pursuant to clause 7.9;

“Ericsson Completion Pension Statement”	means the statement of the pension liabilities of the Ericsson Business to be prepared pursuant to Clause 9.1 and in full accordance with Schedule 14

(Pensions);

“Ericsson Employees”	means the employees of a Member of the Ericsson Group who, immediately prior to the Completion Date, work exclusively or predominantly in the Ericsson Business;

“Ericsson Excluded Liabilities”	means those items set out in Part 2 of Schedule 10 (Excluded Liabilities);

“Ericsson Group”	means Ericsson and its subsidiaries from time to time and the expression “Member of the Ericsson Group” shall be construed accordingly;

“Ericsson Indemnified Parties”	means Ericsson and the other Members of the Ericsson Group and their respective directors, officers, employees, agents and successors from time to time;

“Ericsson IP Liabilities”	has the meaning given in Part 2 of Schedule 10 (Excluded Liabilities);

“Ericsson JVD Business Assets”	means those items set out in Part 2 of Schedule 13 (Business Assets) and identified as such;

“Ericsson JVS Business Assets”	means those items set out in Part 2 of Schedule 13 (Business Assets) and identified as such;

“Ericsson JVD Consideration Shares”	means the shares in JVD representing 50% plus one share in the capital of JVD at Completion;

“Ericsson JVS Consideration Shares”	means the shares in JVS representing 50% minus one share in the capital of JVS at Completion;

“Ericsson Schemes”	means any Retirement Benefit Plan operated for the benefit of Ericsson Employees;

“Ericsson Existing Third Party Licences”	means arrangements or agreements relating to or licences of Intellectual Property granted by third parties existing as at the date of this agreement for use in and by the Ericsson Business;

“Estimated Completion Assets Amount”	means the estimated aggregate book value of the Completion Assets of the ST Business less of the ST Transferred Liabilities as stated in the Estimated Completion Asset Statement less of the ST Transferred Liabilities plus the estimated aggregate book value of the Ericsson Accrued Vacation/Bonus Liability as stated in the Estimated Ericsson

Completion Liability Statement;

“Estimated Completion Asset Statement”	means the estimated statement of the book values of the Completion Assets of the ST Business and of the ST Transferred Liabilities to be prepared pursuant to Clause 7.8(A);

“Estimated Ericsson Completion Liability Statement”	means the estimated statement of the book value of the Ericsson Accrued Vacation/Bonus Liability to be prepared pursuant to Clause 7.9;

“Excluded Businesses”	means any and all businesses carried on or to be carried on from time to time by Members of Ericsson Group or Members of the ST Group other than the Ericsson Business or the ST Business;

“Excluded Liabilities”	means the Ericsson Excluded Liabilities and/or, as the context requires, the ST Excluded Liabilities;

“Existing Arbitration”	means the arbitration concerning an Existing Dispute;

“Existing Dispute”	means a Dispute which has been referred to arbitration pursuant to this Agreement;

“Falcon Sale and Contribution Agreement”	means the sale and contribution agreement between ST and NXP B.V. for the establishment of a joint venture in the field of semiconductors for cellular communication dated 10 April 2008 as amended and supplemented by the Closing Agreement;

“Fully Funded Basis”	means that for any financial liabilities or pension liabilities transferred to the JV Companies they are to be cash collateralised on Completion or pursuant to Clause 9 on the basis appropriate for the relevant type of financial liability;

“Governmental Authority”	means, to the extent it has jurisdiction, any supranational governmental commission, council, directorate, court, trade agency, regulatory body or other authority, or any national government, any legislature, any political subdivision of a national government or of any state, country, province or local jurisdiction therein, or any agency or instrumentality of any such government or political subdivision;

“ICC”	means the International Chamber of Commerce;

“Intellectual Property”	means patents, trade marks, rights in designs,copyrights, database rights, rights in know how

(whether or not any of those is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature having equivalent or similar effect to any of these which may subsist anywhere in the world;

“JV Auditors”	means PricewaterhouseCoopers;

“JV Companies”	means JVD and JVS or either one of them as the context requires;

“JV Group”	means together the JVS Group and the JVD Group;

“JV Indemnified Parties”	means together the JVS Indemnified Parties and the JVD Indemnified Parties;

“JVD Consideration Shares”	means the ST JVD Consideration Shares and the Ericsson JVD Consideration Shares;

“JVD Group”	means JVD and its subsidiaries from time to time and the expression “Member of the JVD Group” shall be construed accordingly;

“JVD Indemnified Parties”	means JVD and other Members of the JVD Group and their respective directors, officers, employees, agents and successors from time to time;

“JVS Consideration Shares”	means the ST JVS Consideration Shares and the Ericsson JVS Consideration Shares;

“JVS Group”	means JVS and its subsidiaries from time to time and the expression “Member of the JVS Group” shall be construed accordingly;

“JVS Indemnified Parties”	means JVS and other Members of the JVS Group and their respective directors, officers, employees, agents and successors from time to time;

“Liabilities”	means all and any proceedings, costs, demands, damages, losses, Taxes, liabilities, fines, penalties, obligations and expenses of any kind whatsoever whether actual or contingent, primary or secondary, known or unknown or accrued;

“Longstop Date”	means 5:00 p.m. on 31 May 2009;

“Minimum Completion Assets Amount”	means the USD 1.080 million;

“Maximum Adjustment Cash Payment”	means USD 75 million;

“Merger Regulation”	means Council Regulation (EC) No.139/2004;

“NXP Business”	has the meaning given to it in Part 1 of Schedule 11 (Businesses);

“NXP Condition Precedent”	means the transfer of all shares held by NXP B.V. in ST-NXP Wireless to ST or a Member of the ST Group;

“NXP Longstop Date”	has the meaning given to it in Clause 3.3;

“NXP Sale”	means the transfer of all shares held by NXP B.V. in ST-NXP Wireless to ST or a Member of the ST Group;

“Non-NXP Business”	has the meaning given to it in Part 1 of Schedule 11 (Businesses);

“Non-NXP Employees”	means the employees of a Member of the ST Group who, immediately prior to the Completion Date, work exclusively or predominantly in the Non-NXP Business;

“Parties”	means the parties to this Agreement and “Party” means any one of them;

“Pension Arrangements”	means all lump sum, pension or similar plans, schemes or arrangements with respect to which an employer has any obligation to pay or otherwise to provide benefits on or after retirement (whether early retirement or otherwise) or death or in recognition of the attainment of a certain period of service;

“Reference Completion Assets Amount”	means USD 1200 million;

“Regulatory Authorities”	means the European Commission and the competition authorities of China, South Korea, Japan and Israel;

“Representative Entity”	means any trade or labour union, employee representative body, works or staff council or other standing employees’ consultative committee or organisation;

“Retirement Benefit Plan”	means any plan, scheme or arrangement, whether or not funded, for the provision of Retirement

Benefits;

“Retirement Benefits”	means all or any pension, lump sum, gratuity, payment of costs (including, without limitation, medical, dental or other healthcare costs), or other like benefit provided or to be provided:

• on or after retirement;

• on death;

• on or after termination of employment;

• on or in connection with disability;

• on achievement of certain in service; milestones (jubilee or long service awards),

but excluding any benefit provided under an arrangement the sole purpose of which is to provide benefits on injury or death by accident occurring whilst an employee;

“Rules”	means the rules of conciliation and arbitration of the ICC in force at the time a Dispute is referred under Schedule 4;

“SEMC”	means Sony Ericsson Mobile Communications;

“Significant Jurisdiction”	means Sweden, France, Netherlands, United Kingdom, Switzerland, Norway, Israel, South Korea, Germany and the United States;

“Shares”	means the Ericsson JVD Consideration Shares, the Ericsson JVS Consideration Shares, ST JVS Consideration Shares and the ST JVD Consideration Shares;

“Share Schemes”	means any stock or stock based incentive schemes operated by the JV Partners (or Members of their Groups) under which any Ericsson or ST Employees (as the case may be) have benefits or awards granted prior to Completion;

“Shareholders’ Agreement”	means the shareholders’ agreement to be dated the Completion Date and made between Ericsson, ST, JVS and JVD governing the terms upon which JVS and JVD will be operated as joint ventures for the purposes, and on the terms, set out in such agreement;

“ST Accounting Principles”	has the meaning set out in the Shareholders’ Agreement;

“Start-Up Costs”	means the cost of setting up the various new companies that will form the JV Group (excluding those companies transferred to the JV Companies by the JV Partners at Completion) and any filing fees in relation to Conditions Precedent required to be made in any jurisdiction in connection with the Joint Venture, including all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that an anti-trust filing should have taken place;

“ST Accrued Vacation/Bonus Liabilities”	means the accrued entitlements of ST Employees to bonus payments and salary in lieu of vacation as at the Completion Date, as calculated in accordance with the ST Accounting Principles and as set out in the Completion Asset Statement;

“ST Assumed Liabilities”	means any Liabilities arising in connection with the carrying on of the ST Business after the Completion Date, the ST IP Liabilities, the ST Transferred Liabilities, the ST Collateralised Financial Liabilities, purchase orders made and not fulfilled prior to Completion, the ST-NXP Group Pension Liabilities and any other Liabilities for which JVS or the Acquirors are expressed to assume liability or responsibility (whether pursuant to this Agreement, the Transaction Documents or any other arrangements), but shall not include the Excluded Liabilities and any other Liabilities for which ST or, as the case may be, any Member of the ST Group, is expressed to remain liable (whether pursuant to this Agreement, the Transaction Documents or any other arrangements);

“ST Business”	means the business described in Part 1 of Schedule 11 (Business) comprising the NXP Business and the Non-NXP Business;

“ST Business Assets”	means those items set out in Part 1 of Schedule 13 (Business Assets);

“ST Business Contracts”	means the customer and supply contracts which relate exclusively to the ST Business;

“ST Collateralised Financial Liabilities”	means:

(i) any indebtedness, bank loans, bank overdrafts, bonds, finance leases or other borrowings held by any entities transferred by ST or a Member of the ST Group to the JV Companies at Completion; and

(ii) which cannot be satisfied or cannot be satisfied in terms satisfactory to ST, prior to Completion; and

(iii) which are assumed by the JV Companies on Completion on a Fully Funded Basis.

“ST Completion Pension Statement”	means the statement of the pension liabilities of the ST Business to be prepared pursuant to Clause 9.1 and in full accordance with Schedule 14 (Pensions);

“ST Employees”	means the employees of a Member of the ST Group who, immediately prior to the Completion Date, work exclusively or predominantly in the ST Business;

“ST Excluded Assets”	means those items sets out in Schedule 9 (Excluded Assets);

“ST Excluded Liabilities”	means those items sets out in Part 1 of Schedule 10 (Excluded Liabilities);

“ST IP Liabilities”	has the meaning given in Part 1 of Schedule 10 (Excluded Liabilities);

“ST Group”	means ST and its subsidiaries from time to time and the expression “Member of the ST Group” shall be construed accordingly;

“ST JVD Consideration Shares”	means the shares in JVD representing 50% minus one share in the capital of JVD at Completion;

“ST JVS Consideration Shares”	means the shares in JVS representing 50% plus one share in the capital of JVS at Completion;

“ST Indemnified Parties”	means ST and the other Members of the ST Group and their respective directors, officers, employees, agents and successors from time to time;

“ST-NXP Group Pension Liabilities”	means the pension liabilities which have been assumed by ST-NXP Wireless or the ST-NXP Group on the ST-NXP Wireless Closing, or which have been accrued since the ST-NXP Closing, or which must be assumed by the JV Companies by law (all of which shall be assumed on a Fully Funded Basis);

“ST-NXP Wireless Warranties”	means the warranties as set out in Schedule 14 of the Falcon Sale and Contribution Agreement;

“ST-NXP Wireless”	means ST-NXP Wireless (Holding) AG;

“ST-NXP Wireless Closing”	means the completion of the Falcon Sale and Contribution Agreement between ST and NXP B.V. dated 10 April 2008 by ST and NXP B.V. which occurred on 28 July 2008;

“ST-NXP Group”	means ST-NXP Wireless and its subsidiaries from time to time and the expression “Member of the ST-NXP Group” shall be construed accordingly;

“ST Schemes”	means any Retirement Benefit Plan operated for the benefit of ST Employees, and includes those Retirement Benefit Plans set up (or transferred to) ST-NXP Wireless as a result of agreements between ST and NXP;

“ST Ship and Debit Liability”	means the liabilities (actual or accrued) as at the Completion Date in respect of authorisations granted by the ST Business to distributors to sell products at an agreed discounted price and other credits granted to distributors, calculated in accordance with ST Accounting Principles and as set out in the Completion Assets Statement;

“ST Transferred Liabilities”	means the ST Accrued Vacation/Bonus Liabilities and the ST Ship and Debit Liability;

“Subsidiary”	shall have the meaning ascribed to it in the Companies Act 2006;

“Surviving Provisions”	has the meaning ascribed to it by Clause 3.1.2(A);

“Tax”	means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever in any jurisdiction, including (without limitation) taxes on gross or net income, profits or gains and taxes on revenues, turnover, purchases, consumption, receipts, sales, use, occupation, franchise, value added and personal property, customs, import and export duties, stamp duty and other transaction or documentary taxes, social security, state pension contributions, taxes arising through the ownership and occupation of land or premises, taxes levied by reference to ownership, wealth or the use of any property or assets, payroll and employment taxes, training levies, taxes arising on the sale, hire, gift or other disposal of any real or personal assets or property, taxes on the change of the control of any company, together with all penalties, charges and interest relating to any of them, regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to any member of the JV Group or any other person and of whether any amount in respect of any of them is recoverable from any other person;

“Term Sheets”	means the term sheets in the agreed form specified in Schedule 3 (Term Sheets) and any other term sheet designated as such by agreement in writing between the Parties, collectively or individually as the context may require;

“Transaction Documents”	means this Agreement, the Agreed Form Documents, the Term Sheets and any other document or agreement designated as such by agreement in writing between the Parties from time to time (including any agreements so designated to which their respective subsidiaries or Members of the JV Group are parties);

“Unfunded Liability”	means a financial liability or a pension liability which is transferred to a JV Company upon Completion but without the appropriate level of cash collateral required for that financial liability to be on a Fully Funded Basis; and

“Wrongly Transferred Employee”	means any person who is (i) not an Employee and whose contract of employment is found or alleged to have effect on or after the Completion Date as if made with a Member of the JV Group, or (ii) whom the Parties agree shall be treated as not an Employee.
1.2	Expressions defined elsewhere in this Agreement have the meanings ascribed to them for all purposes in this Agreement, notwithstanding that they have not been defined in this Clause 1 (Interpretation and Preliminary).

1.3	References in this Agreement to Recitals, Clauses, paragraphs and Schedules are to clauses and paragraphs in and recitals and schedules to this Agreement. The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	A reference in this Agreement to a particular time or date are to that time or date in Geneva, Switzerland.

1.5	The headings of the clauses, paragraphs and schedules in this Agreement are for ease of reference only and must not affect its interpretation.

1.6	A document or agreement is in “agreed form” if it has been designated as such by agreement in writing between the Parties and initialled on their behalf for purposes of identification.

1.7	The rule known as the ejusdem generis rule does not apply and, accordingly, words introduced by the word “other” or followed by the word “including” must not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

1.8	References to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.9	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.10	References in this Agreement to the term “JVS shall” or “JVD shall”, shall be interpreted as meaning that ST and Members of the ST Group and Ericsson and Members of the Ericsson Group shall procure that JVS or JVD as the case may be perform the relevant obligation.

1.11	References to ST and to Ericsson include their respective successors and permitted assigns.

1.12	References to persons shall include any individual, any form of body corporate, unincorporated association, firm, partnership, joint venture, consortium, association, organisation or trust (in each case whether or not having a separate legal personality).

1.13	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.14	If there is any conflict between the terms of this Agreement or any Transaction Document, then the terms of this Agreement shall prevail, except insofar as any Transaction Document states that a provision or provisions of that Transaction Document shall prevail including, for the avoidance of doubt, where a provision or provisions in that Transaction Document is or are stated to be in substitution for a provision or provisions in this Agreement. For the avoidance of doubt, the provisions of this Clause 1.14 shall apply to any Transaction Document whether or not this Agreement is referred to therein.

1.15	The Parties acknowledge and agree that the Schedules to this Agreement represent the best information relating to their subject matter which exists as at the date of this Agreement and that they may require amendment or updating by the Parties from time to time prior to Completion to reflect better information as it comes available in accordance with the principles set out in this Agreement. The parties undertake to discuss in good faith any amendments required to the Schedules.

1.16	(a)	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.
(b)	If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause [(a)], the payer shall be obliged to pay to the payee such sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(c)	If any sum payable under this Agreement (other than interest on such sum) shall be subject to Tax in the hands of the payee, the payer shall be under the same obligation to make an increased payment in relation to that Tax as if the liability were a deduction or withholding required by law.

(d)	Where one of the parties to this Agreement pays an additional amount in accordance with sub-clause [(b) or (c)] to the payee, and the payee has obtained a credit against, relief or remission for, or repayment of, any Tax (a “Tax Credit”) attributable to that payment the payee shall pay an amount to the payer which will leave it (after making that payment) in the same after-Tax position it would have been in had the circumstances giving rise to the payment not arisen.
2.	INCORPORATION OF THE JV COMPANIES
1.1	ST shall procure that JVS is incorporated as a company under the laws of Switzerland (or such other jurisdiction as agreed between the Parties) with such number of subsidiaries as may be determined by ST prior to the Completion Date.

1.2	Ericsson shall procure that JVD is incorporated as a company under the laws of Switzerland (or such other jurisdiction as agreed between the Parties) with such number of subsidiaries as may be determined by Ericsson prior to the Completion Date.
3.	CONDITIONS PRECEDENT
1.1	The obligations of the Parties in terms of Clause 10 (Completion) are subject to the fulfilment of the Conditions Precedent.

1.2	If the Conditions Precedent are not fulfilled by the Longstop Date, then:

(A)	this Agreement ipso facto terminates, save for the provisions of this Clause 3 (Conditions Precedent) and Clauses 13 (Announcements), 14 (Confidentiality), 15 (Costs and Expenses), 17 (Governing Law), 18 (Notices), 19 and 20 (Miscellaneous) (the “Surviving Provisions”), which must continue to be effective; and

(B)	save in respect of any antecedent breach of this Agreement, neither Party nor its Affiliates (at whose instance this sub-clause (B) is enforceable) has any claim against the other Party or any of its Affiliates of any nature whatsoever, howsoever and whensoever arising under or in connection with this Agreement.
1.3	If the NXP Sale does not occur by the day that falls 6 months after the Longstop Date (the “NXP Longstop Date”), then:
(A)	this Agreement ipso facto terminates, save for the Surviving Provisions, which must continue to be effective; and

(B)	save in respect of any antecedent breach of this Agreement, neither Party nor its Affiliates (at whose instance this sub-clause 3.1.3(B) is enforceable) has any claim against the other Party or any of its Affiliates of any nature whatsoever, howsoever and whensoever arising under or in connection with this Agreement.
1.4	Ericsson must use all reasonable endeavours to procure fulfilment of the Conditions Precedent numbered 2 in Schedule 2 (Conditions Precedent) as soon as practicable after the date of this Agreement.

1.5	ST must use all reasonable endeavours to procure fulfilment of the Conditions Precedent numbered 1 and 6 in Schedule 2 (Conditions Precedent) as soon as practicable after the date of this Agreement.

1.6	ST must use all reasonable endeavours to procure that the NXP Sale occurs as soon as practicable after the Conditions Precedent are fulfilled.

1.7	As regards the Conditions Precedent numbered 3, 4 and 5 in Schedule 2 (Conditions Precedent):
(A)	the Parties must use all reasonable endeavours to ensure that those Conditions Precedent are satisfied as soon as is reasonably practicable save that neither Party shall be required to propose or agree to modifications to the Joint Venture or their other activities that are material in the context of the Joint Venture as a whole;

(B)	the Parties must prepare and (acting reasonably) agree the notifications to be submitted to each of the Regulatory Authorities;

(C)	throughout the period during which the Joint Venture is being considered by the Regulatory Authorities:
(i)	the Parties and their advisers must disclose to one another all material correspondence received from the Regulatory Authorities in connection with the approval of the Joint Venture and keep each other informed of any other material communications in whatever form with the Regulatory Authorities;
(ii)	in the event of receipt of requests for information from the Regulatory Authorities, the Parties must agree the response to such requests. Any response must be submitted by the Party receiving such request;

(iii)	the Parties must, from time to time, discuss and, acting reasonably, agree whether it may be appropriate to submit further evidence to the Regulatory Authorities and, if so, must agree the form of the additional evidence to be submitted;

(iv)	in the event that a Regulatory Authority requests a meeting with one or both of the parties, the Parties and their advisers must discuss and, acting reasonably, agree in advance of such meeting how best to present to the Regulatory Authority the case for clearance of the Joint Venture. The Parties must jointly attend any meetings with any Regulatory Authority and must adhere to the agreed case for clearance at such meetings; and

(v)	each Party must co-operate in any consultation process undertaken by any of the Regulatory Authorities.
1.8	As regards the Conditions Precedent numbered 3, 4, 5 and 6 in Schedule 2 (Conditions Precedent) the Parties agree to instruct legal counsel jointly and to share the costs (including, but not limited to, legal and administrative costs) associated with preparing and submitting a notification in any jurisdiction equally between them.

1.9	Each Party acknowledges that a breach of this Agreement by that Party would cause significant damage to the other Party. Each party recognises that such damage may include increased costs, loss of market share, prejudice to the existing business and loss of opportunity strategically and financially resulting in consequential loss of potential profit and the parties agree that such damages are within the reasonable contemplation of the Parties. Accordingly the other Party may be entitled to specific performance or to recover substantial damages from that Party for such breach of this Agreement.

1.10	The Parties acknowledge that damages may not be an adequate remedy for breach of this Agreement or the agreements in the Agreed Form and accordingly the Parties may be entitled to injunctive relief for any actual, anticipated or threatened breach of this Agreement or the agreements in the Agreed Form.
4.	CHANGE IN CONTROL
1.1	If any of the events set out in Clause 12 of the Shareholders Agreement occurs prior to Completion and ST is the Continuing Shareholder, then ST may within 14 Business Days of its first becoming aware thereof notify Ericsson of its intention to invoke this clause, in which case this Agreement shall terminate and Clause 3.1.2 shall apply mutatis mutandis. Ericsson shall notify ST within 10 Business Days of any of the events in Clause 12 of the Shareholders Agreement occurring, specifying with reasonable details the facts, matters and circumstances giving rise to the event.
1.2	If any of the events set out in Clause 12 of the Shareholders Agreement occurs prior to Completion and Ericsson is the Continuing Shareholder, then Ericsson may within 14 Business Days of its first becoming aware thereof notify ST of its intention to invoke this clause, in which case this Agreement shall terminate and Clause 3.1.2 shall apply mutatis mutandis. ST shall notify Ericsson within 10 Business Days of any of the events in Clause 12 of the Shareholders Agreement occurring, specifying with reasonable details the facts, matters and circumstances giving rise to the event.
5.	TERM SHEETS
1.1	The Parties must agree the definitive form of the agreements contemplated under or in connection with the Term Sheets as soon as practicable after the date of this Agreement, but in any event before the Completion Date. When their definitive form is agreed, the parties must designate them as Agreed Form Documents by agreement in writing, for the purpose of Clause 10 (Completion).

1.2	If the definitive agreements contemplated under or in connection with the Term Sheets are not agreed before the Completion Date, the Term Sheets are nevertheless binding themselves on the Parties with effect from Completion.
6.	INTERIM PERIOD
1.1	From the date of this Agreement until Completion, Ericsson must or must procure that save as may be necessary or desirable in order to prepare the Ericsson Business for transfer pursuant to this Agreement or otherwise contemplated under the Transaction Documents:
(A)	the Ericsson Business is carried on as a going concern in the normal course;

(B)	it and its Affiliates use all reasonable endeavours consistent with the normal practice of the Ericsson Business to maintain the goodwill and trade connections of the Ericsson Business with customers and suppliers and to retain the services of their employees;

(C)	it promptly notifies to ST, in writing, full details of any material changes in the Ericsson Business, its financial position and/or assets;

(D)	consult with ST in relation to any material alteration to any agreement or arrangement between the Ericsson Business and the remainder of the Ericsson Group or SEMC (including as to prices or royalties paid and services provided); and

(E)	neither it nor any of its Affiliates, with respect to the Ericsson Business without the prior written consent of ST:
(i)	alters materially, or agrees to alter materially, the terms and conditions of employment (including benefits) of any of its employees or directors.

(ii)	takes any action which may materially and adversely affect the ability of the JV Companies to perform and operate their businesses in accordance with the Business Plans;

(iii)	pays any bonuses or grants stock options other than in the normal course of business consistent with past practice;

(iv)	makes or announces to any person any proposal to make, any change or addition to any Retirement Benefits, bonus scheme or redundancy policies of or in respect of any of its directors, employees, former directors or former employees (or any dependant of such person) or to the Ericsson Schemes other than any change required by law;

(v)	grants or creates, or announces to any person any proposal to grant or create, any additional Retirement Benefits or take any action or allow any action to be taken in relation to the Ericsson Schemes other than in the ordinary course of administering the Ericsson Schemes or omits to take any action necessary or prudent for the ordinary proper operation of the Ericsson Schemes;

(vi)	alter materially any agreement or arrangement between Ericsson and any Member of the Ericsson Group or any agreement or arrangement with SEMC other than where the agreement or arrangement expires or is renegotiated in the ordinary course of business;

(vii)	creates any encumbrance over the assets or undertakings of the Ericsson Business otherwise than in the ordinary course of the Ericsson Business;

(viii)	disposes of any material assets or rights used in the Ericsson Business other than in the ordinary course of business;

(ix)	unusually increase or decrease levels of trading stock other than in the ordinary course of business;

(x)	offer price reductions or discounts or allowances on sales of trading stock other than in the ordinary course of business and to an extent which does not materially decrease the profitability of the Ericsson Business;

(xi)	institutes any legal proceedings which are material in the context of the Ericsson Business (which for the avoidance of doubt does not include debt collection proceedings in the ordinary course of business or legal proceedings for the purposes of preserving the Intellectual Property, goodwill, business and assets of the Ericsson Business);

(xii)	grants or modifies in any material respect or agrees to terminate any rights or enter into any agreements relating to any Intellectual Property that is material to the Ericsson Business or otherwise fails to use its best endeavours in accordance with the practice in relation to the

Ericsson Business to protect any of its rights relating to such material Intellectual Property other than those rights which expire by operation of law and cannot be renewed; or
(xiii)	agrees to do any of the above conditionally or otherwise.
1.2	From the date of this Agreement until Completion, ST must or must procure that save as may be necessary or desirable in order to prepare the ST Business for transfer pursuant to this Agreement or otherwise contemplated under the Transaction Documents:
(A)	the ST Business is carried on as a going concern in the normal course;

(B)	it and its Affiliates use all reasonable endeavours consistent with the normal practice of the ST Business to maintain the goodwill and trade connections of the ST Business with customers and suppliers and to retain the services of their employees;

(C)	it promptly notifies to ST, in writing, full details of any material changes in the ST Business, its financial position and/or assets;

(D)	consult with Ericsson in relation to any material alteration to any agreement or arrangement between the ST Business and the remainder of the ST Group or NXP (including as to prices or royalties paid and services provided); and

(E)	neither it nor any of its Affiliates, with respect to the ST Business, without the prior written consent of Ericsson:
(i)	alters materially, or agrees to alter materially, the terms and conditions of employment (including benefits) of any of its employees or directors;

(ii)	takes any action which may materially and adversely affect the ability of the JV Companies to perform and operate their businesses in accordance with the Business Plans;

(iii)	pays any bonuses or grants any stock options other than in the normal course of business consistent with past practice;

(iv)	makes or announces to any person any proposal to make, any change or addition to any Retirement Benefits, bonus scheme or redundancy policies of or in respect of any of its directors, employees, former directors or former employees (or any dependant of such person) or to the ST Schemes other than any change required by law;

(v)	grants or creates, or announces to any person any proposal to grant or create, any additional Retirement Benefits or take any action or allow any action to be taken in relation to the ST Schemes other than in the ordinary course of administering the ST Schemes or omits to take any action necessary or prudent for the ordinary proper operation of the ST Schemes;

(vi)	alter materially any agreement or arrangement between ST and any Member of the ST Group or NXP Group other than where the agreement or arrangement expires or is renegotiated in the ordinary course of business;

(vii)	creates any encumbrance over the assets or undertakings of the ST Business otherwise than in the ordinary course of the ST Business;

(viii)	disposes of any material assets or rights used in the ST Business other than in the ordinary course of business;

(ix)	unusually increase or decrease levels of trading stock other than in the ordinary course of business;

(x)	offer price reductions or discounts or allowances on sales of trading stock other than in the ordinary course of business and to an extent which does not materially decrease the profitability of the ST Business;

(xi)	institutes any legal proceedings which are material in the context of the ST Business (which for the avoidance of doubt does not include debt collection proceedings in the ordinary course of business or legal proceedings for the purposes of preserving the Intellectual Property, goodwill, business and assets of the ST Business);

(xii)	grants or modifies in any material respect or agrees to terminate any rights or enter into any agreements relating to the Intellectual Property that is material to the ST Business or otherwise fails to use its best endeavours in accordance with the practice in relation to the ST Business to protect any of its rights relating to such material Intellectual Property other than those rights which expire by operation of law and cannot be renewed; or

(xiii)	agrees to do any of the above conditionally or otherwise.
7.	BUSINESS TRANSFERS
1.1	Transfer of the Businesses
(A)	Upon the Completion Date, (i) ST shall transfer or procure the transfer by the relevant Members of the ST Group of the ST Business Assets and (ii) ST and Ericsson shall procure that JVS shall accept the transfer or procure the acceptance of the transfer by the Acquirors of the ST Business Assets and the Ericsson JVS Business Assets.

(B)	Upon the Completion Date, Ericsson shall (i) transfer or procure the transfer by the relevant Members of the Ericsson Group of the Ericsson JVS Business Assets; and (ii) transfer to JVS the Ericsson Cash Contribution.

(C)	Upon the Completion Date, (i) Ericsson shall transfer or procure the transfer by the relevant Members of the Ericsson Group of the Ericsson JVD Business

Assets, and (ii) Ericsson and ST shall procure that JVD shall accept the transfer or procure the acceptance of the transfer by the Acquirors of the Ericsson JVD Business Assets.

(D)	The Parties expressly reserve the right to make any changes they both agree are necessary to any of the transfer steps set out in clause 7.2, 7.3, 7.4 and 7.5 due to any tax or legal requirement.
1.2	Ericsson Structure of Transfer
(A)	Subject to Clauses 7.2(B), 7.2(C) and 7.2(E), the structure of the transfer of the Ericsson Business Assets shall be determined by Ericsson who will provide details of such structure to ST in draft at least 40 Business Days prior to Completion and in final form at least 10 Business Days prior to Completion. In particular Ericsson may:
(i)	effect the transfer of Business Assets by transferring one or more legal entities holding such Business Assets;

(ii)	transfer the Business Assets or an entity holding Business Assets to JVS, JVD or a subsidiary of JVD or JVS, as applicable; and

(iii)	allocate the Ericsson Consideration, as applicable, between separate transfers as it determines.
(B)	The provisions of Schedule 12 (Asset Transfer) shall apply to any Ericsson Business Assets which are transferred directly to the JV Companies or the Acquirors rather than by transfer of an entity holding such assets.

(C)	Ericsson shall not transfer any legal entity other than a legal entity incorporated between the date of execution and Completion of this Agreement for the purpose of transfer of the Ericsson Business pursuant to this Agreement unless otherwise agreed between the Parties.

(D)	Ericsson, so far as possible, shall structure the transfer of the Ericsson Business Assets so that, except where required by law, Excluded Liabilities are not transferred to the JV Companies or the Acquirors.

(E)	The division of the Ericsson Business Assets between those transferred to JVS and those transferred to JVD shall be agreed between the Parties prior to Completion.
1.3	ST Structure of Transfer
(A)	Subject to Clauses 7.3(B) and 7.3(C), the structure of the transfer of the ST Business Assets shall be determined by ST who will provide details of such structure to Ericsson in draft form at least 40 Business Days prior to Completion and in final form at least 10 Business Days prior to Completion. In particular ST may:

(i)	effect the transfer of ST Business Assets by transferring one or more legal entities holding such ST Business Assets (such as ST-NXP Wireless or any other member of the ST-NXP Group);

(ii)	transfer the Business Assets or an entity holding ST Business Assets to JVS or a subsidiary of JVS; and

(iii)	allocate the ST Consideration, as applicable, between separate transfers as it determines.
(B)	The provisions of Schedule 12 (Asset Transfer) shall apply to any ST Business Assets which are transferred directly to JVS or the Acquirors rather than by transfer of an entity holding such assets.

(C)	ST shall not transfer any legal entity other a legal entity that is already part of the ST-NXP Group, as set out in Schedule 5, or will become part of the ST-NXP Group before Completion or is incorporated between execution and Completion of this Agreement for the purpose of the transfer of the ST Business pursuant to this Agreement, unless otherwise agreed between the Parties.

(D)	ST shall, so far as possible, structure the transfer of the ST Business Assets so that, except where required by law, Excluded Liabilities (other than those arising after ST-NXP Wireless Closing) are not transferred to the JV Companies or the Acquirors.

(E)	ST shall procure that the ST Excluded Assets are extracted from the ST Business Assets to the extent practicable prior to Completion on terms of extraction which do not leave JVS or any Purchaser with any material residual liabilities in connection with the ST Excluded Assets and are otherwise reasonable.

(F)	The Parties will work together to procure the most efficient method of the allotment and issue by JVD and the delivery to ST of the ST JVD Consideration Shares as part of the consideration for ST transferring the ST Business Assets to JVS.
1.4	ST Consideration

ST agrees to transfer the ST Business Assets to the JV Companies on the terms of this Agreement in consideration for:
(A)	the allotment and issue by JVS to ST of the ST JVS Consideration Shares;

(B)	the allotment and issue by JVD and the delivery to ST of the ST JVD Consideration Shares; and

(C)	the payment by the JVS Group to ST of the Cash Consideration, (which may be adjusted pursuant to the terms of Clause 7.6),

(together the “ST Consideration”).
1.5	Ericsson Consideration

Ericsson agrees to transfer the Ericsson Business Assets to the JV Companies and transfer to JVS the Ericsson Cash Contribution on the terms of this Agreement in consideration for:
(A)	the allotment and issue by JVD to Ericsson of the Ericsson JVD Consideration Shares; and

(B)	the allotment and issue by JVS to Ericsson of the Ericsson JVS Consideration Shares,
(together, the “Ericsson Consideration”).
1.6	Adjustment of the ST Consideration
(A)	If the Completion Asset Amount is greater than the Reference Completion Assets Amount, then the Cash Consideration shall be increased by the excess subject to a maximum upwards adjustment of the Maximum Adjustment Cash Payment.

(B)	If the Completion Asset Amount is less than the Minimum Completion Assets Amount, then the Cash Consideration shall be decreased by the deficit to the Minimum Completion Assets Amount.

(C)	If the Completion Asset Amount is greater than the Reference Completion Assets Amount by an amount greater than the Maximum Adjustment Cash Payment then ST shall be entitled to have transferred to it from the JVS Group, ST Business Assets of a type which is not necessary for the effective continuation of the ST Business, such as inventory, of a value equal to the excess as a refund of the excess contribution made.
1.7	Payments
(A)	The payment to be made to ST on Completion shall be an estimate by reference to the Estimated Completion Assets Statement of the Cash Consideration following adjustment in accordance with Clauses 7.6(A) and 7.6(B) except that references to the Completion Assets Amount shall be deemed to be references to the Estimated Completion Assets Amount and the right of ST to have ST Business Assets transferred to it under Clause 7.6(C) shall be deemed to be a right not to transfer those Business Assets to the JVS Group.

(B)	Any payments due from ST or JVS pursuant to Clause 7.6 (after taking into account any estimated payments made under Clause 7.7(A)) shall be paid within 10 Business Days of agreement or determination of the Completion Asset Amount.
1.8	Preparation of Completion Asset Statement and Estimated Completion Asset Statement
(A)	ST shall prepare or procure the preparation of Estimated Completion Asset Statement in accordance with the ST Accounting Principles and, to the extent not covered by these, US GAAP, and shall provide the Estimated Completion Asset Statement to Ericsson not less than 10 Business Days prior to the Completion Date.

(B)	Within 30 Business Days of the Completion Date, ST shall prepare the draft Completion Asset Statement in accordance with the ST Accounting Principles and, to the extent not covered by these, US GAAP.

(C)	ST shall deliver the draft Completion Asset Statement to the JV Auditors who shall be instructed to review the draft Completion Asset Statement and, within 30 Business Days, propose such adjustments to the draft Completion Asset Statement as they believe are required for them to confirm that the draft Completion Asset Statement has been prepared on the basis set out in Clause 7.8(A) giving reasons in reasonable detail for each adjustment.

(D)	Within 10 Business Days of delivery to the Parties by the JV Auditors of the draft Completion Asset Statement prepared in accordance with Clause 7.8(B), either or both of ST and Ericsson may give notice to the other of any item or items it wishes to dispute together with the reasons in reasonable detail for such dispute and a list of proposed adjustments. If by the expiry of such period of 10 Business Days, no such notice is given by either of ST or Ericsson the draft Completion Asset Statement as adjusted in accordance with Clause 7.8(C) shall be final and binding on the Parties.

(E)	If, in accordance with Clause 7.8(D), notice is given to either or both of ST and Ericsson as to any item or items in dispute:
(i)	ST and Ericsson shall attempt to agree in writing the item or items disputed;

(ii)	if any such item or items are not agreed in writing within 20 Business Days of receipt of notice of dispute, the item or items in dispute shall be determined by the JV Auditors in accordance with Schedule 6 (JV Auditors); and

(iii)	the Completion Asset Statement adjusted to take account of each item in dispute (of which notice is given in accordance with Clause 7.8(D)) as agreed in writing or as determined by the JV Auditors (as the case may be), shall constitute the Completion Asset Statement for the purposes of this Agreement.

1.9	Preparation of Ericsson Completion Liability Statement and Estimated Ericsson Completion Liability Statement
(A)	Ericsson shall prepare or procure the preparation of Estimated Ericsson Completion Liability Statement in accordance with the Ericsson Accounting Principles and, to the extent not covered by these, IFRS, and shall provide the Estimated Ericsson Completion Liability Statement to ST not less than 10 Business Days prior to the Completion Date.

(B)	Within 30 Business Days of the Completion Date, Ericsson shall prepare the draft Ericsson Completion Liability Statement in accordance with the Ericsson Accounting Principles and, to the extent not covered by these, IFRS.

(C)	Ericsson shall deliver the draft Ericsson Completion Liability Statement to the JV Auditors who shall be instructed to review the draft Ericsson Completion Liability Statement and, within 30 Business Days, propose such adjustments to the draft Ericsson Completion Liability Statement as they believe are required for them to confirm that it has been prepared on the basis set out in Clause 7.9(A) giving reasons in reasonable detail for each adjustment.

(D)	Within 10 Business Days of delivery to the Parties by the JV Auditors of the draft Ericsson Completion Liability Statement prepared in accordance with Clause 7.9(B), either or both of ST and Ericsson may give notice to the other of any item or items it wishes to dispute together with the reasons in reasonable detail for such dispute and a list of proposed adjustments. If by the expiry of such period of 10 Business Days, no such notice is given by either of ST or Ericsson the draft Ericsson Completion Liability Statement as adjusted in accordance with Clause 7.9(C) shall be final and binding on the Parties.

(E)	If, in accordance with Clause 7.8(D), notice is given to either or both of ST and Ericsson as to any item or items in dispute:
(i)	ST and Ericsson shall attempt to agree in writing the item or items disputed;

(ii)	if any such item or items are not agreed in writing within 20 Business Days of receipt of notice of dispute, the item or items in dispute shall be determined by the JV Auditors in accordance with Schedule 6 (JV Auditors); and

(iii)	the Ericsson Completion Liability Statement adjusted to take account of each item in dispute (of which notice is given in accordance with Clause 7.8(D)) as agreed in writing or as determined by the JV Auditors (as the case may be), shall constitute the Ericsson Completion Liability Statement for the purposes of this Agreement.
(F)	If, in accordance with Clause 7.9(D), notice is given to either or both of ST and Ericsson as to any item or items in dispute:

(i)	ST and Ericsson shall attempt to agree in writing the item or items disputed;

(ii)	if any such item or items are not agreed in writing within 20 Business Days of receipt of notice of dispute, the item or items in dispute shall be determined by the JV Auditors in accordance with Schedule 6 (JV Auditors); and

(iii)	the Ericsson Completion Liability Statement adjusted to take account of each item in dispute (of which notice is given in accordance with Clause 7.9(D)) as agreed in writing or as determined by the JV Auditors (as the case may be), shall constitute the Ericsson Completion Liability Statement for the purposes of this Agreement.
1.10	Responsibility for Liabilities

With effect from Completion, each of the Parties shall comply with its obligations in Schedule 7 (Responsibility for Liabilities).

1.11	Responsibility for Tax Liabilities

With effect from Completion, each of the Parties shall comply with its obligations in Schedule 8 (Tax Indemnity).

1.12	Pensions

With effect from Completion, each of the Parties shall comply with its obligations in Schedule 14 (Pensions).

1.13	Exchange Rate

For the purposes of Clauses 7.6, 7.7 and 7.8 any amounts expressed in Euros shall be converted into US Dollars at the Agreed Exchange Rate.

7.14	Adjustments to Ericsson Consideration/ST Consideration

Unless otherwise agreed, any payment made by Ericsson under this Agreement shall (so far as possible) be treated as an adjustment to the Ericsson Consideration to the extent of the payment; and any payment made by ST under this Agreement shall (so far as possible) be treated as an adjustment to the ST Consideration to the extent of the payment.

8.	EMPLOYEES

1.1	Informing and Consulting
(A)	ST shall, or shall procure that the relevant ST Business shall in the case of ST Employees, and Ericsson shall, or shall procure that the relevant Ericsson Business shall in the case of Ericsson Employees comply with all applicable statutory and/or contractual obligations in connection with the transfer of

Employees, including, without limitation, obligations to inform and/or consult with or obtain advice from any Representative Entities or employees and shall successfully resolve any outstanding issues in relation thereto and unless there is such compliance by the Parties neither of them will have any obligation to proceed with Completion (without limiting their other rights, powers or remedies at law or under this Agreement).

(B)	Each Party shall provide the other, upon request, all information and assistance reasonably required to satisfy that parties consultation obligations in Clause 8.1 (A) above.

(C)	At least 7 Business Days prior to Completion, Ericsson shall provide ST with a list of all the Ericsson Employees, clearly indicating their job title, material terms and conditions of employment, whether each Ericsson Employee works on a full, time, part time or temporary basis and whether any such employee is on leave of absence for any reason.

(D)	At least 7 Business Days prior to Completion, ST shall provide Ericsson with a list of all the ST Employees, clearly indicating their job title, material terms and conditions of employment, whether each ST Employee works on a full, time, part time or temporary basis and whether any such employee is on leave of absence for any reason.
1.2	Wrong pocket — right employees do not transfer

If the contract of employment of any Employee is found or alleged not to have effect as if originally made with the relevant JV Company or relevant Member of the JV Group with effect from the Completion Date, the relevant Member of the JV Group shall make or shall procure that there is made, in consultation with the relevant Party, to that Employee an offer in writing to employ him under a new contract of employment on terms and conditions which, unless otherwise agreed by the Parties, will not differ from the corresponding provisions of the Employee’s then existing contract of employment.

1.3	Wrong pocket — wrong employees transfer
(A)	For the purposes of Clauses 8.3(B) and 8.3(C), the “Transferee Employer” shall be the person to whom the Wrongly Transferred Employee alleges he has transferred and the “Transferor Employer” shall be the relevant Member of Ericsson Group or of the ST Group, as the case may be.

(B)	If for any reason any person is found, alleged or agreed to be a Wrongly Transferred Employee, the Parties may agree that either:
(i)	the Transferor Employer shall (and each Party shall ensure that the relevant Transferor Employer that is a member of its Group shall), in consultation with the Transferee Employer, make to the Wrongly Transferred Employee an offer in writing to employ him under a new contract of employment, to take effect upon the termination of his employment by the Transferee Employer, on terms and conditions which, unless otherwise agreed by the Parties, will not differ from the corresponding provisions of the Wrongly Transferred Employee’s contract of employment immediately before the Completion Date, or

(ii)	the Transferee Employer may terminate the employment of such Wrongly Transferred Employee.
(C)	The Transferor Employer shall (and each Party shall ensure that the relevant Transferor Employer that is a member of its Group shall) indemnify the Transferee Employer on an after Tax basis against the costs of the Wrongly Transferred Employee’s employment, the termination of that employment and any liabilities or costs relating to the Wrongly Transferred Employee which transfer to the Transferee Employer under the Acquired Rights Directive.

(D)	Clauses 8.3(A) to (C) do not apply to any back end personnel as described in Schedule 9 (Excluded Assets) to this Agreement.
1.4	Allocation of Liabilities
(A)	Notwithstanding Schedule 10 (Excluded Liabilities), each Party shall keep each JV Company and each member thereof indemnified on an after Tax basis against any Liability (other than the Ericsson Accrued Vacation/Bonus Liability and the ST Accrued Vacation/Bonus Liability) in respect of the employment of any Employee at any time prior to Completion by that Party or any member of that Party’s Group (including, with respect to ST Employees, the period prior to the
ST-NXP Wireless Closing), including, without limitation, (i) in respect of change of control and/or termination entitlements to or for the benefit of such an Employee under or in connection with the transactions contemplated by this Agreement, (ii) in respect of that Party’s failure to comply with any obligations (imposed by statute, regulation, collective labour agreement, contract or otherwise) in relation to the informing and consulting of such an Employee and/or Representative Entities applicable to him and (iii) in respect of any such Employee objecting to the transfer of his employment to a JV Company.

(B)	All costs and liabilities (including Tax) suffered or incurred by any Member of the JV Group as a result of the award or grant of benefits under the Share Schemes on or prior to the Completion Date shall be indemnified on an after-Tax basis by the JV Partner making the award or grant.
1.5	Terms and conditions

Except to the extent agreed otherwise by the Parties, it is the intention of the Parties that the Joint Venture shall not offer any Employee terms and conditions of employment that, when considered overall, are less favourable than the corresponding provisions as existing immediately prior to Completion, but without prejudice to the right or ability of any JV Company to amend or terminate any term and condition of employment or benefit of any Employee at any time.

Each of JVD and JVS shall procure that service with either of ST or Ericsson (as the case may be) shall be included for the purposes of determining severance liabilities and vesting and eligibility for benefits and pre Completion conditions shall not be used to exclude coverage.

9.	Adjustment of Pension Liability

1.1	ST Adjustment
(A)	If the ST Completion Pension Statement identifies that a Pension Deficit exists then the ST shall transfer an amount in USD equal to that Pension Deficit as directed in writing by the relevant JV Company.

(B)	Any payments due from ST pursuant to Clause 9.1(A) shall be paid within 10 Business Days of agreement or determination of the ST Completion Pension Statement.

(C)	Within twelve weeks of the Completion Date, ST shall prepare the draft ST Completion Pension Statement in accordance with the ST Accounting Principles and Schedule 8 and, to the extent not covered by these, US GAAP.

(D)	ST shall deliver the draft ST Completion Pension Statement to the JV Auditors who shall be instructed to review the draft ST Completion Pension Statement and, within six weeks, propose such adjustments to the draft ST Completion Pension Statement as they believe are required for them to confirm that the draft ST Completion Pension Statement has been prepared on the basis set out in Clause 9.1(C) giving reasons in reasonable detail for each adjustment.

(E)	Within two weeks of delivery to the Parties by the JV Auditors of the draft ST Completion Pension Statement reviewed in accordance with Clause 9.1(C), either or both of ST and Ericsson may give notice to the other of any item or items it wishes to dispute together with the reasons in reasonable detail for such dispute and a list of proposed adjustments. If by the expiry of such period of ten Business Days, no such notice is given by either of ST or Ericsson the draft ST Completion Pension Statement as adjusted in accordance with Clause 9.1(D) shall be final and binding on the Parties.

(F)	If, in accordance with Clause 9.1 (E), notice is given to either or both of ST and Ericsson as to any item or items in dispute:
(i)	ST and Ericsson shall attempt to agree in writing the item or items disputed;

(ii)	if any such item or items are not agreed in writing within 20 Business Days of receipt of notice of dispute, the item or items in dispute shall be referred to an independent actuary, in accordance with Clause 9.3; and

(iii)	the ST Completion Pension Statement adjusted to take account of each item in dispute (of which notice is given in accordance with Clause 9.1(E)) as agreed in writing or as determined by the independent actuary (as the case may be), shall constitute the ST Completion Pension Statement for the purposes of this Agreement.

1.2	Ericsson Adjustment
(A)	Clause 9.1 shall apply to Ericsson mutatis mutandis so that references to ST shall be deemed to be references to Ericsson.
1.3	Referral to an independent Actuary
(A)	ST and Ericsson may each appoint their own actuary to review, in the case of ST the Ericsson Completion Pension Statement and in the case of Ericsson the ST Completion Pension Statement.

(B)	Any dispute between the actuary appointed by ST and the actuary appointed by Ericsson concerning the Completion Pension Statements or the calculation of any Pension Liability or of any other matters to be determined or agreed by them shall, in the absence of agreement between them, be referred to an independent actuary.

(C)	The independent actuary shall be nominated jointly by ST and Ericsson or, failing such nomination, shall be nominated by the President for the time being of The Institute of Actuaries in England and Wales at the instance of the party first applying to him on such terms as such President shall determine. In any such case, the independent actuary shall be a person who possesses appropriate expertise in relation to the jurisdiction in respect of which the matter has arisen.

(D)	The independent actuary so appointed shall act as an expert and not as an arbitrator. His decision shall be final and binding. His costs shall be borne between ST of the one part and Ericsson of the other part as the independent Actuary may direct.
10.	COMPLETION

1.1	On the Completion Date, representatives of the Parties shall meet at a time and place to be agreed by the Parties.

1.2	At Completion:
(A)	Ericsson shall:
(i)	subject to Clause 11, take such action and execute such documents (and procure that the relevant Members of the Ericsson Group take such action and execute such documents), so far as is within their power to do so, as are required to transfer to the JV Companies or the Acquirors the ownership of the Ericsson Business Assets in accordance with the structure determined under Clause 7;

(ii)	procure that JVD allot and issue the JVD Consideration Shares and deliver the ST JVD Consideration Shares to ST (or a Member of the ST Group) and the Ericsson JVD Consideration Shares to Ericsson (or a Member of the Ericsson Group), each credited as fully paid and ranking pari passu in all respects with the existing fully paid shares in the capital of JVD;

(iii)	transfer to JVS by way of telegraphic transfer (using the CHAPS system), the Ericsson Cash Contribution;

(iv)	execute and deliver all the Agreed Form Documents to which it is a party;

(v)	procure that its Affiliates execute and deliver all the Agreed Form Documents to which they are parties; and
(B)	ST shall:
(i)	subject to Clause 11, take such action and execute such documents (and procure that the relevant Members of the ST Group take such action and execute such documents), so far as is within their power to do so, as are required to transfer to JVS or the Acquirors the ownership of the ST Business Assets in accordance with the structure determine under Clause 7;

(ii)	procure that JVS allot and issue the JVS Consideration Shares and deliver the ST JVS Consideration Shares to ST (or a Member of the ST Group) and the Ericsson JVS Consideration Shares to Ericsson (or a Member of the Ericsson Group), each credited as fully paid and ranking pari passu in all respects with the existing fully paid shares in the capital of JVS;

(iii)	procure that JVS transfer the Cash Consideration (on its own behalf and on behalf of the Acquirors) by transfer of the relevant amount into the account of ST notified to JVS or Ericsson prior to Completion;

(iv)	execute and deliver all the Agreed Form Documents to which it is a party;

(v)	procure that its Affiliates execute and deliver all the Agreed Form Documents to which they are parties; and
1.3	The Shares shall be issued free from all mortgages, pledges, claims, liens, charges, encumbrances and equities or other third party rights or claims of any nature whatsoever.

1.4	If a Party breaches any of its obligations in terms of Clause 10.1.2, then the other Party is entitled:
(A)	to defer Completion (so that this Clause 10 (Completion) applies to Completion so deferred);

(B)	to proceed with Completion so far as practicable (without limiting its other rights, powers or remedies at law or under this Agreement); or

(C)	(for a breach of any of the obligations in terms of Clause 10.1.2 other than 10.1.2(A)(i) or 10.1.2(B)(i)) to terminate this Agreement (other than the Surviving Provisions) by notice in writing to the other Party (without limiting its other rights, powers or remedies at law or under this Agreement).
1.5	If any ST Excluded Assets have not been extracted from the ST Business Assets prior to Completion, other than any which are not material, then Ericsson is entitled:
(A)	to defer Completion (so that this Clause 10 (Completion) applies to Completion so deferred); or

(B)	to proceed with Completion so far as practicable (without limiting its other rights, powers or remedies at law or under this Agreement).
11.	DELAYED COMPLETION

1.1	The Parties acknowledge that not all of the Business Assets may be capable of being transferred to the JV Companies at Completion.

1.2	Provided the Conditions Precedent have been fulfilled and the Business Assets in the Significant Jurisdictions are capable of being transferred to the JV Companies then Completion may occur notwithstanding that the Business Assets in the remaining jurisdictions may not be transferred at Completion

1.3	The Parties shall use all reasonable endeavours to procure that any Business Assets not transferred at Completion are transferred to the relevant JV Company as soon as practicable following Completion and in any event prior to the NXP Longstop Date (“Delayed Completion”).

1.4	In respect of any Business Assets subject to Delayed Completion:
(A)	Clauses 10.1.2(A)(i) or 10.1.2(B)(i) shall not apply at Completion but shall apply at Delayed Completion;

(B)	Clause 6 shall continue to apply to the Business Assets pending Delayed Completion; and

(C)	so far as lawful, the Business Assets shall be held on trust for the relevant JV Company.
12.	WARRANTIES

1.1	Each Party warrants to and in favour of the other that save as contemplated in this Agreement, as of the date of this Agreement:
(A)	it and its Affiliates have and will have full power and authority to enter into, exercise their rights and perform their obligations under and in connection with the Transaction Documents to which any of them is or will be a party;

(B)	all actions, conditions and things required to be taken, fulfilled and done (including but not limited to the obtaining of necessary consents, approvals, authorisations, exemptions, filings, licences, orders, permissions, recordings or registrations anywhere in the world) in order:
(i)	to enable it and its Affiliates lawfully to enter into, exercise their rights and perform their obligations under and in connection with the Transaction Documents to which any of them is or will be a party; and

(ii)	to ensure that it and its Affiliates’ obligations under and in connection with the Transaction Documents to which any of them is or will be a party are valid, legally binding and enforceable,

have or at Completion will have been taken, fulfilled and done;
(C)	the execution and delivery of, and the performance by it and its Affiliates of their obligations under and in connection with the Transaction Documents to which any of them is or will be a party, does not and will not result in a breach of:
(i)	any provision of their constitutional documents; or

(ii)	any law, contract, agreement, order, judgement or decree of any court or governmental agency to which any of them is or will be a party or by which any of them is bound which could have a material adverse effect on the Joint Venture or the ability of any of the parties to the Transaction Documents to perform their obligations thereunder; and
(D)	no order has been made or petition presented or resolution passed for the winding up of it or any of its Affiliates which will be a party to, or execute and deliver, any of the Transaction Documents or for an administration order in respect of any of them or for the appointment of an administrative receiver or receiver or receiver and manager over all or part of the assets of any of them and no distress, execution or other process has been levied on any of their assets (nor has any of them become subject to proceedings analogous to any of the foregoing under the laws of any jurisdiction). Neither it nor any of its Affiliates is insolvent or unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986 or any similar applicable law in any other jurisdiction and no administrative receiver or receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof and no power to make any such appointment has arisen (nor has any of them become subject to proceedings analogous to any of the foregoing under the laws of any jurisdiction).
1.2	Ericsson warrants to and in favour of ST as of the date of this Agreement:
(A)	After the Completion Date, JVS will have assigned to it the benefit of Ericsson’s agreement with SEMC dated 30 September 2001 (together with the commercial terms then current thereunder).

(B)	Other than in respect of the Ericsson IP Liabilities, Ericsson or the relevant Member of the Ericsson Group has or will, as at Completion, have full title, free from all mortgages, pledges, claims, liens, charges, encumbrances and equities or other third party rights or claims of any nature whatsoever, to, or a valid right to use, the Ericsson Business Assets to be transferred to the JV Companies pursuant to this Agreement.

(C)	Except to the extent that assets and contracts will be provided or made available to the JV Companies pursuant to the terms of any of the Transaction Documents, the Ericsson Business Assets constitute all of the assets necessary to enable the JV Companies to properly carry on the Ericsson Business after Completion as currently being carried on in each jurisdiction and are not materially in excess of the JV Companies’ requirements in order to properly carry on the Ericsson Business after Completion.

(D)	The Ericsson Business Contracts include all of the material contracts made with customers and suppliers which relate exclusively to the Ericsson Business as carried on by Members of the Ericsson Group at the Completion Date.

(E)	The contracts and arrangements between the Ericsson Business and Members of the Ericsson Group, taken as a whole, are and will be at the Completion Date on arms’ length terms and reflect competitive market terms of trade for the type of services provided pursuant to such contracts or arrangements.

(F)	In relation to the Ericsson Business, no member of the Ericsson Group is the subject of any official investigation or inquiry or proceedings brought by any Governmental Authority or other administrative authority which have had, or is likely to have, a material adverse effect on the carrying on of the Ericsson Business and Ericsson is not aware of any facts which are likely to give rise to any such investigation or inquiry.

(G)	So far as Ericsson is aware, there is no existing, pending or threatened material dispute or potential material dispute relating to Employees between any Member of the Ericsson Group and any Representative Entity, or any material number of Employees in any Significant Jurisdiction.

(H)	Copies of all agreements or arrangements in relation to collective bargaining or co-determination with any Representative Entity in relation to the Significant Jurisdiction save for such agreements or arrangements which are applicable industry-wide, have been or will, prior to Completion, be made available to ST. None of Ericsson nor any member of the Ericsson Group has, in relation to any Significant Jurisdiction, received any request for any agreement or arrangement from any Representative Entity for the purpose of collective bargaining or co-determination and so far as Ericsson is aware, no such request is pending in relation to any Significant Jurisdiction. Ericsson and the relevant Members of the Ericsson Group are, in relation to each Significant Jurisdiction, in all material respects fully in compliance with each such agreement or arrangement with any Representative Entity.

(I)	Ericsson has provided, or prior to Completion, will provide to ST full material information in respect of all material Benefit Plans relating to the Employees in the Significant Jurisdictions and in relation to all other relevant jurisdictions the information provided by Ericsson to ST in respect of all material Benefit Plans relating to the Employees has been provided in good faith and all factual information relating to the Employees in such other relevant jurisdictions which has been provided is accurate in all material respects.

(J)	No announcement or undertaking has been made to any of the Employees by or on behalf of any Member of the Ericsson Group regarding any material improvement, reduction or introduction of any employment benefit (other than a pension or death benefit) for or in respect of any such person in connection with the transactions contemplated by this Agreement taking effect before, on or after Completion.

(K)	Each member of the Ericsson Group has in relation to the Ericsson Business materially complied with any relevant environmental and health and safety laws and regulations (insofar as these protect the environment and prevent contamination) save to the extent that non-compliance will not result in a material adverse effect on the Ericsson Business.
1.3	Except to the extent that the contracts will be provided or made available to JVD pursuant to the terms of any Transaction Documents, Ericsson undertakes to ST and the JV Companies that JVD will, for so long as Ericsson owns more than 50 per cent. of JVD, have the benefit of all contracts between Ericsson or Members of the Ericsson Group and third parties that provide any benefit for the Ericsson Business as carried on by Ericsson or Members of the Ericsson Group prior to the Completion Date PROVIDED THAT:
(A)	this undertaking shall apply only to those contracts which permit Ericsson (or a Member of the Ericsson Group) to provide or make available to JVD the benefit of such contracts and without the prior consent of, or compensation to, any third party;

(B)	ST agrees that Ericsson (or a Member of the Ericsson Group) shall be entitled to provide such benefits directly to JVD instead of by way of a contract with a third party; and

(C)	Ericsson (or the relevant Member of the Ericsson Group) shall be entitled to terminate and/or shall not be required to renew or extend any contract with a third party which does not or ceases to provide a benefit to any Member of the Ericsson Group (other than JVD). In respect of the Non-NXP Business, ST warrants to and in favour of Ericsson as of the date of this Agreement.
1.4	In respect of the Non-NXP Business, ST warrants to and in favour of Ericsson as of the date of this Agreement:
(A)	Except to the extent that the contracts will be provided or made available to JVS pursuant to the terms of any Transaction Documents, ST undertakes to Ericsson and the JV Companies that JVS will, for so long as ST owns more than

50 per cent. of JVS, have the benefit of all contracts between ST or Members of the ST Group and third parties that provide any benefit for the ST Business as carried on by ST or Members of the ST prior to the Completion Date PROVIDED THAT:
(i)	this undertaking shall apply only to those contracts which permit ST (or a Member of the ST Group) to provide or make available to JVS the benefit of such contracts and without the prior consent of, or compensation to, any third party;

(ii)	Ericsson agrees that ST (or a Member of the ST Group) shall be entitled to provide such benefits directly to JVS instead of by way of a contract with a third party; and

(iii)	ST (or the relevant Member of the ST Group) shall be entitled to terminate and/or shall not be required to renew or extend any contract with a third party which does not or ceases to provide a benefit to any Member of the ST Group (other than JVS).
(B)	Other than in respect of the ST IP Liabilities, ST or the relevant Member of the ST Group has or will, as at Completion, have full title, free from all mortgages, pledges, claims, liens, charges, encumbrances and equities or other third party rights or claims of any nature whatsoever, to, or a valid right to use, the ST Business Assets comprised within the Non-NXP Business to be transferred to the JV Companies pursuant to this Agreement.

(C)	Except to the extent that assets and contracts will be provided or made available to the JV Companies pursuant to the terms of any of the Transaction Documents, the ST Business Assets comprised within the Non-NXP Business constitute all of the assets necessary to enable the JV Companies to properly carry on the Non-NXP Business after Completion as currently being carried on in each jurisdiction and are not materially in excess of the JV Companies’ requirements in order to properly carry on the Non-NXP Business after Completion.

(D)	The ST Business Contracts comprised within the Non-NXP Business include all of the material contracts made with customers and suppliers which relate exclusively to the Non-NXP Business as carried on by Members of the ST Group at the Completion Date.

(E)	The contracts and arrangements between the Non-NXP Business and Members of the ST Group, taken as a whole, are and will be at the Completion Date on arms’ length terms and reflect competitive market terms of trade for the type of services provided pursuant to such contracts or arrangements.

(F)	In relation to the Non-NXP Business, no member of the ST Group is the subject of any official investigation or inquiry or proceedings brought by any Governmental Authority or other administrative authority which have had, or is likely to have, a material adverse effect on the carrying on of the Non-NXP

Business and ST is not aware of any facts which are likely to give rise to any such investigation or inquiry.

(G)	So far as ST is aware, there is no existing, pending or threatened material dispute or potential material dispute relating to Non-NXP Employees between any Member of the ST Group and any Representative Entity, or any material number of Non-NXP Employees in any Significant Jurisdiction.

(H)	Copies of all agreements or arrangements in relation to collective bargaining or co-determination with any Representative Entity in relation to the Significant Jurisdictions save for such agreements or arrangements which are applicable industry-wide, have been or will, prior to Completion, be made available to Ericsson. None of ST nor any member of the ST Group has, in relation to any Significant Jurisdiction, received any request for any agreement or arrangement from any Representative Entity for the purpose of collective bargaining or co-determination and so far as ST is aware, no such request is pending in relation to any Significant Jurisdiction. ST and the relevant Members of the ST Group are, in relation to each Significant Jurisdiction, in all material respects fully in compliance with each such agreement or arrangement with any Representative Entity.

(I)	ST has provided, or prior to Completion, will provide to Ericsson full material information in respect of all material Benefit Plans relating to the Non-NXP Employees in the Significant Jurisdictions and in relation to all other relevant jurisdictions the information provided by ST to Ericsson in respect of all material Benefit Plans relating to the Non-NXP Employees has been provided in good faith and all factual information relating to the Non-NXP Employees in such other relevant jurisdictions which has been provided is accurate in all material respects.

(J)	No announcement or undertaking has been made to any of the Non-NXP Employees by or on behalf of any Member of the ST Group regarding any material improvement, reduction or introduction of any employment benefit (other than a pension or death benefit) for or in respect of any such person in connection with the transactions contemplated by this Agreement taking effect before, on or after Completion.

(K)	Each member of the ST Group has in relation to the Non-NXP Business materially complied with any relevant environmental and health and safety laws and regulations (insofar as these protect the environment and prevent contamination) save to the extent that non-compliance will not result in a material adverse effect on the Non-NXP Business.
1.5	In respect of the NXP Business, to the extent that any matter, fact or circumstance gives rise to a claim by ST under the NXP Warranties (an “NXP Claim”), ST agrees and undertakes to Ericsson to immediately inform Ericsson of the NXP Claim and, as soon as reasonably practicable, to take all steps as JVS may reasonably require to pursue such claim against NXP B.V. pursuant to the Falcon Sale and Contribution Agreement. JVS with the assistance of Ericsson if required shall take such action and give such information and access to personnel, premises, documents and records as well as procure, such reasonable action, and give (or procure the giving of) such reasonable information and assistance, in order to make, pursue, appeal and enforce the NXP Claim. The risks and benefits of any NXP Claim brought by ST shall be for the benefit of JVS and accordingly ST shall have no liability to Ericsson or JVS in relation to the NXP Business other than to the extent it recovers pursuant to an NXP Claim and any amount recovered under an NXP Claim shall be paid to JVS. JVS shall indemnify and secure and keep indemnified and secure ST against all direct and indirect loss, liability, damage and expense suffered or incurred by it that arises out of or in connection with taking any such action as JVS may reasonably require which for the avoidance of doubt includes, without limitation, the reasonable costs and reasonable expenses of an independent firm monitoring and representing ST in the claim, any losses for which ST may be liable and the reasonable costs and reasonable expenses of ST in taking the actions required by JVS and any such reasonable costs and reasonable expenses of the independent firm are to be paid by JVS as they fall due.

1.6	Each Party must indemnify the other Party and keep it indemnified against all direct and indirect loss, liability, damage and expense suffered or incurred by it that arises out of or in connection with any breach by the first-mentioned Party of any of the warranties given by it in terms of Clause 12.1.1 to Clause 12.1.3.

1.7	Neither Party shall be liable in respect of any claim under this Clause 12 to the extent the matter or circumstance giving rise to that claim:
(A)	is the subject of a claim under Clause 8;

(B)	is the subject of a claim under Schedule 7;

(C)	is the subject of a claim under Schedule 8;

(D)	is the subject of a claim under Schedule 14;

(E)	has been or is made good or is otherwise compensated for without cost to the JV Companies and the other party; or

(F)	is the subject of a claim providing for specific indemnification under any other clause of this Agreement.
1.8	The liability of a Party under this Clause shall terminate in respect of Business Assets or liabilities relating to a JV Company at the time that its liability to that JV Company terminates under Part 3 of Schedule 7.

13.	ANNOUNCEMENTS

1.1	Subject to Clause 1.2 and except for the press release(s) in the Agreed Form, no announcement concerning the subject matter of this Agreement may be made by either Party without the prior written approval of the other, provided that such approval must not be unreasonably withheld or delayed.

1.2	Either Party may, after consultation with the other party, make an announcement concerning the subject matter of this Agreement if required by:

(A)	law;

(B)	existing contractual obligations; or

(C)	any securities exchange or regulatory or governmental body to which that Party is subject or submits, wherever situated, whether or not the requirement has the force of law,

in which case the Party concerned must take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other Party before making such announcement.

14.	CONFIDENTIALITY

1.1	Each Party must treat as confidential all information obtained by it as a result of entering into or performing this Agreement which relates to:
(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement; or

(D)	the other Party.
1.2	Notwithstanding the other provisions of Clause 1.1, either Party may disclose confidential information:
(A)	if and to the extent required by law or for the purpose of any judicial proceedings;

(B)	if and to the extent required by existing contractual obligations;

(C)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(D)	if and to the extent required for the purposes of any arbitration pursuant to Clause 19 (Arbitration);

(E)	if and to the extent required to vest the full benefit of this Agreement in that Party;

(F)	to its professional advisers, auditors and bankers;

(G)	if and to the extent the information has come into the public domain through no fault of that Party; or

(H)	if and to the extent the other Party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

1.3	Any information to be disclosed pursuant to Clauses 1.2(A) to 1.2(D) (inclusive) may be disclosed only after consultation with the other Party.

15.	COSTS AND EXPENSES

1.1	Except as otherwise stated in this Agreement, each Party must pay its own costs and expenses incurred or to be incurred in negotiating, preparing, concluding or performing this Agreement.

1.2	Start-Up Costs will be shared equally between the parties or paid by the JV Companies.

1.3	Ericsson will pay any costs and expenses required to restructure or reorganise the Ericsson Business in preparation for transfer or in implementing the transfer.

1.4	ST will pay any costs and expenses required to restructure or reorganise the ST Business in preparation for transfer or in implementing the transfer.

16.	FURTHER ASSURANCE AND WRONG POCKETING

1.1	Upon and after Completion the Parties shall, and will procure that the relevant Member of the ST Group or Ericsson Group, as applicable, shall, do and execute and deliver or procure to be done and executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and things as may be necessary to give effect to the terms of this Agreement to place control of the Businesses in the hands of the JV Companies in order effectively to convey, transfer, vest and record title in the Business Assets to the Acquirors and pending the doing of such acts, deeds, documents and things, the Parties shall and will procure that the relevant Member of the ST Group or Ericsson Group, as applicable, shall as from the Completion Date hold the legal estate in the Business Assets in trust for the Acquirors and the JV Companies (as applicable and as the case may be) to the extent that it shall not have transferred the same to the Acquirors and JV Companies (as applicable and as the case may be).

1.2	To the extent that it is determined, following Completion, that the Acquirors or JV Companies have not been transferred any asset that should have been transferred to it, the Parties shall, and shall procure that the relevant Member of the ST Group or Ericsson Group, as applicable, shall, effect the transfer of that asset to the Acquiror, where relevant, against payment of such consideration therefor as would have been payable had the relevant asset been transferred.

1.3	To the extent that it is determined, following Completion, that the Acquirors or JV Companies have been transferred any asset that should not have been transferred to it, the Parties shall, and shall procure that asset shall be transferred from the relevant Acquiror or JV Company to the relevant Member of the ST Group or Ericsson Group, as applicable, for no consideration.

1.4	If for any legal, regulatory or Tax reason it is not practicable to give full effect to this Agreement and securing to the JV Companies or the Acquirors the full benefit of the rights, powers and remedies conferred on, or obligations undertaken by, it without a material adverse effect on any Member of the Ericsson Group or any Member of the ST Group, the Parties agree to discuss in good faith alternative arrangements which as nearly as practicable reflect, and give the same benefits or transfer responsibilities for the same obligations as, the provisions of this Agreement which is the subject of such legal, regulatory or Tax constraint.

17.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with Swiss law.

18.	NOTICES

1.1	A notice under this Agreement is only be effective if it is in writing. Faxes are permitted but e-mail is not permitted.

1.2	Notices under this Agreement must be sent to a Party at its address or fax number and for the attention of the individual set out below:
(A)	Ericsson:
(i)	Address: its registered office from time to time

(ii)	Fax number: +46 8 719 95 27

(iii)	For attention of: General Counsel
(B)	ST:
(i)	Address: its registered office from time to time

(ii)	Fax number: +41 22 929 5906

(iii)	For attention of: General Counsel
1.3	Either Party may change its notice details on giving notice to the other Party of the change in accordance with this clause. That notice is only be effective on the day falling 5 clear Business Days after the notification has been received or such later date as may be specified in the notice.

1.4	Any notice given under this Agreement must, in the absence of earlier receipt, be deemed to have been duly given as follows:
(A)	if delivered personally, on delivery;

(B)	if sent by first class post, 3 clear Business Days after the date of posting; or

(C)	if sent by facsimile, when despatched.
1.5	Any notice given under this Agreement outside 9:30 a.m. and 5:00 p.m. (“Working Hours”) in the place to which it is addressed must be deemed not to have been given until the start of the next period of Working Hours in such place.

1.6	The provisions of this Clause 18 (Notices) do not apply in relation to the service of court process.

19.	ARBITRATION

The JV Partners agree and shall procure that any Dispute arising under or in connection with this Agreement or the Transaction Documents shall be resolved under and in accordance with Schedule 4 (Arbitration). Where any Transaction Documents are entered into by Members of the Ericsson Group and/or Members of the ST-NXP Group and/or Members of the JV Group, the JV Partners shall ensure that members of their respective groups and the JV Companies shall ensure that members of their respective groups, submit any such Dispute for resolution in accordance with Schedule 4, mutatis mutandis.

20.	MISCELLANEOUS

1.1	Entire Agreement
(A)	This Agreement constitutes the whole and only agreement between the Parties relating to its subject matter.

(B)	Except in the case of fraud, no Party has any right of action against any other Party arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement, except to the extent that it is repeated in this Agreement.

(C)	This Agreement may only be varied by a written instrument or instruments duly executed by or on behalf of each of the Parties.
1.2	Remedies and Waivers
(A)	No delay or omission by any Party in exercising any right, power or remedy provided by law or under this Agreement must:
(i)	affect that right, power or remedy; or

(ii)	operate as a waiver of it.
(B)	The single or partial exercise of any right, power or remedy provided by law or under this Agreement does not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

(C)	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

1.3	No Assignment

Neither Party is entitled to assign its rights or benefits under this Agreement without the prior written consent of the other. No declaration of trust is permitted in respect of any Party’s rights or benefits under this Agreement.

1.4	Counterparts

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but is not effective until each Party has executed at least one counterpart. Each counterpart constitutes an original of this Agreement, but all the counterparts together constitute but one and the same instrument.

1.5	Effect of Completion

Any term of this Agreement which is capable of being performed after but which has not been performed at or before Completion (including but not limited to the Surviving Provisions and all the warranties given in terms of Clause 12 (Warranties)) remains in full force and effect notwithstanding Completion.

1.6	No Partnership

Nothing in this Agreement constitutes a partnership between the Parties and none of the Parties has authority to bind or commit the other Party.

1.7	Conflict with Other Transaction Documents

If there is any conflict or inconsistency between this Agreement and any other Transaction Document, then the terms of this Agreement shall prevail, except insofar any other Transaction Document states that a provision or provisions of that Transaction Document must prevail.

1.8	Severability

If at any time any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that does not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

1.9	Limitations on Indemnity Claims
(A)	Subject to Clause 20.9(B) no party shall not be liable in respect of any claim under any indemnity contained in this Agreement unless the amount of any claim to which the other party would, but for this Clause 20.9(A), be entitled as a result of that claim is at least USD$100,000.

(B)	If more than one claim under any indemnity contained in this Agreement by a party arises from, or is caused by, the same or substantially the same matter, matters, circumstances or circumstances and the aggregate amount of any damages to which that party would be entitled as a result of those claims is equal to or exceeds the sum specified in Clause 20.9(A), then Clause 20.9(A) shall not apply to any of those claims.

(C)	No party shall be liable in respect of any claim under any indemnity contained in this Agreement unless the amount of all claims by a party exceeds USD$2.5 million in which case the party making the claim shall be entitled to all amounts resulting from those claims (and not just the excess over that sum).
1.10	Rights of Third Parties
(A)	Except as provided in Clause 20.9(B), the parties to this Agreement do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement.

(B)	Schedule 7 (Responsibility for Liabilities), Clauses 3.2(B) and 3.3(B) confer a benefit on the JVD Indemnified Parties and the JVS Indemnified Parties (each a “Third Party”) and, subject to the remaining provisions of this clause, is intended to be enforceable by each Third Party.

(C)	Notwithstanding the provisions of Clause 20.9(B), this Agreement may be rescinded or varied in any way and at any time by the parties to this agreement without the consent of any Third Party.
Executed as a an agreement by
TELEFONAKTIEBOLAGET L.M. ERICSSON (publ)
acting by its duly authorised representatives

Executed as a an agreement by
STMICROELECTRONICS N.V.
acting by its duly authorised representatives